AGREEMENT OF PURCHASE AND SALE OF STOCK

         This Agreement is made as of December 1, 2000 (the "Effective Date"), among RF INDUSTRIES, LTD., a Nevada corporation, having its principal office at 7610 Miramar Road, San Diego, California (referred to herein as "Buyer"); and RICHARD ROBERTS, LEONARD MALENA, and PHILLIP BOOKER (collectively referred to herein as "Shareholders"), and RICHARD R. ROBERTS, INC. , doing business as BIOCONNECT, INC., a California corporation (referred to herein as "Corporation"), having its principal office at 541-A Birch Street, Lake Elsinore, California. Shareholders and Corporation are collectively referred to in this Agreement as "Selling Parties."


                                    Recitals


     A. Shareholders represent that they own all outstanding shares of the Corporation's stock, in the following amounts and proportions:

                        Richard Roberts: 850 shares (85%)
                        Leonardo Malena: 100 shares (10%)
                        Phillip Booker:   50 shares (5%)

     B. Shareholders' respective spouses have been informed of the transfers contemplated by this Agreement and consent to those transfers and terms and conditions of this Agreement by executing the Spousal Consents attached hereto.

     C. Buyer desires to purchase from Shareholders and Shareholders desire to sell to Buyer all of the outstanding stock of Corporation (the "Shares"); and Corporation desires that this transaction be consummated.

                                    Agreement

         In consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the parties agree as follows:


     1.   Sale, Sales Price, and Terms of Payment.
          ----------------------------------------

     1.01.Sale and Transfer of Shares. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 2.01 herein), Shareholders will transfer and convey the shares to Buyer, and Buyer will acquire the shares from Shareholders.

     1.02. Consideration for Sale and Transfer of Shares. As consideration for the transfer of the shares by Shareholders to Buyer, Buyer shall deliver, in the aggregate, the following:

     (a)  At  Closing,   the  sum  of  One  Hundred   Fifty   Thousand   Dollars
          ($150,000.00).

     (b) On January 1, 2001, the sum of Fifty Thousand Dollars ($50,000.00).

     (c) On January 1, 2002, the sum of Fifty Thousand Dollars ($50,000.00).

     (d) On January 1, 2003 the sum of Fifty Thousand Dollars ($50,000.00).

         The sums payable under this Section 1.02 shall be paid by checks drawn on Buyer's corporate account payable to the Shareholders in proportion to their respective ownership interests in the Corporation, as set forth in Recital A hereof.

     1.03. Liability of Note of $100,000.00 to Rhoda Roberts . RF Industries will assume the note of $100,000.00 USD at the time of the Bioconnect Inc. acquisition closing as a liability.

     2. Closing.

     2.01. Time and Place of Closing. The transfer of the shares by Shareholders to Buyer (the "Closing") shall take place at the Corporation's office at 7610 Miramar Rd., San Diego, California at 10:00 a.m., on December 1, 2000, or at such other time and place as the parties may agree to in writing. That date, or such other date on which the Closing shall occur, is referred to herein as the "Closing Date."

     2.02. Selling Parties' Obligations at Closing. At the Closing, Shareholders shall deliver to Buyer the following instruments and documents, in form and substance satisfactory to Buyer and its counsel:

          (a) Certificates representing the Shares, respectively registered in the names of the Shareholders, each duly endorsed by the respective Shareholder for transfer. On submission of those certificates to Corporation for transfer, Corporation shall issue to Buyer a new certificate representing the cumulative shares, registered in the name of Buyer;

          (b) The stock books, stock ledgers, minute books, and corporate seals of Corporation;

          (c) The certificate of the Shareholders and the Corporation, executed by the Corporation's president and treasurer referenced in
               Section 7.01(d);

          (d)  The statement of seller as provided in Section 7.01(e);

          (e) The letter confirming the Corporation's financial condition as of not more than five (5) business days prior to Closing, as provided in Section 7.01(g);

          (f) Except as otherwise specified by Buyer, the written resignations of all the officers and directors of Corporation;

          (g) Employment agreements between Shareholders and Corporation, dated the Closing Date, in the form set forth in Exhibit 2;

          (h) Certificate executed by the Selling Parties (including a certificate of the Corporation signed by its president or vice president and secretary or treasurer), dated the Closing Date, certifying that their respective representations and warranties in this Agreement are true and correct at and as of the Closing Date, as though each representation and warranty had been made on that date; and

          (i) A general release in the form set forth in Exhibit 3, in favor of Corporation, executed by each Shareholder, and dated the Closing Date.

     2.03. Buyer's Obligations at Closing. At the Closing, Buyer shall deliver to Shareholders the following instruments and documents:

          (a) Checks payable to each Shareholder in the proportionate amounts specified in Section 1.02(a), above;

          (b)  The One Hundred Thousand Dollar  ($100,000.00)  loan described in
               Section 1.03, above;

          (c) An opinion of Buyer's counsel, dated the Closing Date, as provided for in Section 8.01(c);

          (d) Certified resolution of Buyer's board of directors, in form satisfactory to counsel for Selling Parties, authorizing the execution and performance of this Agreement and all actions to be taken by Buyer under this Agreement; and

          (e) A certificate executed by the president or vice president and the secretary or treasurer of Buyer certifying that all Buyer's representations and warranties under this Agreement are true as of the Closing Date, as though each of those representations and warranties had been made on that date.


     3.     SELLING PARTIES' REPRESENTATIONS AND WARRANTIES.
           -------------------------------------------------

     3.01. Selling Parties' Representations and Warranties. Selling Parties, jointly and severally, represent and warrant that:

          (a) Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, has all necessary corporate powers to own its assets and to carry on its business as now owned and operated by it, and neither the ownership of its assets nor the nature of its business requires Corporation to be qualified in any jurisdiction other than the state of its incorporation.

          (b) The authorized capital stock of Corporation consists of 10,000 shares of common stock. 1,000 shares are issued and outstanding. All the Shares are validly issued, fully paid, and nonassessable. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the Corporation to issue or to transfer from treasury any additional shares of its capital stock of any class.

          (c) Shareholders are the owners, beneficially and of record, of all the Shares, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions. Shareholders each have full power to transfer the shares to Buyer without obtaining the consent or approval of any person or governmental authority.

          (d) Corporation has no subsidiaries and does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, or other entity.

          (e) The Corporation's financial statements provided to Buyer have been prepared in accordance with buyer's approval and generally accepted accounting principles consistently followed by Corporation throughout the periods indicated, and fairly present the financial position of Corporation as of the respective dates of those statements, and the results of the Corporation's operations for the respective periods indicated.

          (f) Corporation does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected in Corporation's financial statements provided to Buyer or otherwise disclosed in writing to Buyer. All debts, liabilities, and obligations incurred after the date of the financial statements provided to Buyer were incurred in the ordinary course of business, and are usual and normal in amount both individually and in the aggregate.

          (g) Within the times and in the manner prescribed by law, Corporation has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable. There are no present disputes as to taxes of any nature payable by Corporation.

          (h) The Corporation's lease of its principal office at 541-A Birch Street, Lake Elsinore, California is valid and in full force, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under that lease.

          (i) Selling Parties, and each of them, have no knowledge of any hazardous waste liabilities of the business as encompassed in 42 U.S.C. ss. 9601, et seq. or any other relevant state or federal statute, nor do the premises of the business contain any underground storage tanks, asbestos building materials, or any other hazardous substances that require or may require removal or other remedial attention.

          (j) The Corporation's inventories of raw materials, work in process, and finished goods (collectively called "inventories") consist of items of a quality and quantity useable and salable in the ordinary course of the Corporation's business. Except for sales made in the ordinary course of business, all the inventories are the property of Corporation. No items are subject to security interest, except as otherwise disclosed in writing to Buyer.

          (k) Exhibit 4 to this Agreement is a complete and accurate schedule describing all automobiles, machinery, equipment, furniture, supplies, tools, and all other tangible personal property owned by, in the possession of, or used by Corporation in connection with its business, except inventories of raw materials, work in process, and finished goods. The property listed in Exhibit 4 constitutes all such tangible personal property necessary for the operation by Corporation of its business as now conducted.

          (l) Except as stated in Exhibit 5, no personal property used by Corporation in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is located other than in Corporation's possession.

          (m) Exhibit 6 to this Agreement is a complete and accurate schedule of the Corporation's accounts receivable as of October 31, 2000, together with an accurate aging of these accounts. These accounts receivable, and all accounts receivable of Corporation created after that date, arose from valid sales in the ordinary course of business. These accounts have been collected in full since that date, or are collectible at their full amounts. If following the

               Closing, any of such accounts, or any accounts receivable arising between October 31, 2000 and the Closing, to the extent then remaining unpaid, are not paid in full on demand when due, the Selling Parties, immediately upon notice from the Buyer to that effect, will pay the full amount thereof to the Corporation or, if the Buyer so specifies, to the Buyer, in exchange for delivery to the Selling Parties of an assignment of the defaulted account or accounts.

          (n) Exhibit 7 to this Agreement is a schedule of all trade names, trademarks, service marks, and copyrights and their registrations, owned by Corporation or in which Corporation has any rights or licenses, together with a brief description of each. To the best of seller's knowledge the Corporation has not infringed, and is not now infringing, on any trade name, trademark, service mark, or copyright belonging to any other person, firm, or corporation. Except as set forth in Exhibit 7, Corporation is not a party to any license, agreement, or arrangement, whether as licensor, licensee, or otherwise, with respect to any trademarks, service marks, trade names, or applications for them, or any copyrights. Corporation owns or holds adequate licenses or other rights to use, all trademarks, service marks, trade names, and copyrights necessary for its business as now conducted, and such use does not, and will not, conflict with, infringe on, or otherwise violate any rights of others.

          (o) Exhibit 8 to this Agreement is a complete schedule of all patents, inventions, industrial models, processes, designs, and applications for patents owned by Corporation or in which it has any rights, licenses, or immunities. The patents and applications for patents listed in Exhibit 8 are valid and in full force and effect and are not subject to any taxes, maintenance fees, or actions falling due within ninety (90) days after the Closing Date. Except as otherwise disclosed to Buyer in writing, there have not been any interference actions or other judicial, arbitration, or other adversary proceedings concerning the patents or applications for patents listed in Exhibit 8. The manufacture, use, or sale of the inventions, models, designs, and systems covered by the patents and applications for patents listed in Exhibit 8 do not violate or infringe on any patent or any proprietary or personal right of any person, firm, or corporation; and Corporation has not infringed and is not now infringing on any patent or other right belonging to any person, firm, or corporation. Except as otherwise disclosed to Buyer in writing, Corporation is not a party to any license, agreement, or arrangement, whether as licensee, licensor, or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret, or formula. Corporation has the right and authority to use such inventions, trade secrets, processes, models, designs, and formulas as are necessary to enable it to conduct and to continue to conduct all phases of its business in the manner presently conducted, and that use does not, and will not, conflict with, infringe on, or violate any patent or other rights of others.

          (p) Exhibit 9 to this Agreement is a true and complete list, without extensive or revealing descriptions, of Corporation's trade secrets, including all customer lists, processes, drawings, specifications, know-how and other technical data. The specific location of each trade secret's documentation, including its complete description, specifications, charts, procedures, and other material relating to it, is also set forth with it in that exhibit. Each trade secret's documentation is current, accurate, and sufficient in detail and without reliance on the special knowledge or memory of others. Corporation is the sole owner of each of these trade secrets, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others. Corporation has taken all reasonable security measures to protect the secrecy, confidentiality, and value of these trade secrets. Any of Corporation's employees and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed these secrets, or who have knowledge of or access to information relating to them, have been put on notice and, if appropriate, have entered into agreements (as disclosed on Exhibit 9 hereto) that these secrets are proprietary to Corporation and are not to be divulged or misused. All these trade secrets are presently valid and protectible, and are not part of the public knowledge or literature, nor to Selling Parties' knowledge have they been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Corporation.

          (q) All real property and tangible personal property of Corporation that are necessary to the operation of its businesses are in good operating condition and repair, ordinary wear and tear excepted.

          (r) Exhibit 10 to this Agreement is a list of all employment contracts and all pension, bonus, profit-sharing, stock option, or other agreements or arrangements providing for employee remuneration or benefits to which Corporation is a party. To the best of Selling Parties' knowledge, Corporation is not in default under any of these agreements.

          (s) Exhibit 11 to this Agreement is a description of all insurance policies held by Corporation concerning its business, including any products liability or "key man" policies. All these policies are in the respective principal amounts set forth in Exhibit 11. Corporation has maintained and now maintains (1) insurance on all its assets and businesses of a type customarily insured, covering property damage and loss of income by fire or other casualty, and
               (2) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure.

          (t)  Corporation  has  complied  with,  and is not  in  violation  of,
               applicable   federal,   state,  or  local  statutes,   laws,  and
               regulations affecting the operation of its business.

          (u) Except as disclosed to Buyer in writing, there is no suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending, or, to the best knowledge of Shareholders or Corporation, threatened against or affecting Corporation or its business, assets, or financial condition. Corporation is not in default with respect to any order, writ, injunction, or decree of any federal, state or local court, agency or instrumentality.

          (v) The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following:
               (1) a breach of any term or provision of this Agreement; (2) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the articles of incorporation or by-laws of Corporation, or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which any Shareholder or Corporation is a party or by which any of them or the property of any of them is bound; (3) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Corporation; or (4) the creation or imposition of any lien, charge, or encumbrance on any of the Corporation's assets.

          (w) Selling Parties have the right, power, legal capacity, and authority to enter into and perform their respective obligations under this Agreement, and no approvals or consents of any persons other than Selling Parties are necessary in connection with it. The execution and delivery of this Agreement by Corporation has been duly authorized by its board of directors.

          (x) Selling Parties have furnished to Buyer for its examination (1) copies of the Corporation's articles of incorporation and by-laws; (2) the Corporation's minute book containing all proceedings, consents, actions, and meetings of the Corporation's Shareholders and board of directors; and (3) the Corporation's stock transfer book setting forth all transfers of any capital stock.

     3.02. Statement of Full Disclosure For Buyer. None of the foregoing representations and warranties made by Shareholders or Corporation, or made in any certificate or memorandum furnished or to be furnished by any of them, or on their behalf, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

     4. Buyer's Representations and Warranties.

     4.01. Buyer's Representations and Warranties. Buyer represents and warrants that it is a corporation duly organized, existing, and in good standing under the laws of the State of Nevada and is duly qualified to do business in the State of California. The execution and delivery of this Agreement and the consummation of this transaction by Buyer have been duly authorized by Buyer's board of directors, and no further corporate authorization is necessary on the part of Buyer.

     5. Selling Parties' Obligations Before Closing.

     5.01. Selling Parties' Pre-Closing Covenants. Selling Parties covenant that from the Effective Date of this Agreement until the Closing:

     (a) Buyer and its counsel, accountants, and other representatives, shall, after the execution hereof, have full access during normal business hours to all assets, books, accounts, records, contracts, and documents of, or relating to, the Corporation. Selling Parties shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, finances, and assets of Corporation that may reasonably be requested.

     (b) Corporation shall carry on its business and activities diligently and in substantially the same manner as they previously have been carried out, and shall not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting, or operation that will vary materially from those methods used by Corporation as of the Effective Date of this Agreement.

     (c) Corporation will use its best efforts (without making any commitments on behalf of Buyer) to preserve its business organization intact, to keep available to Corporation its present officers and employees, and to preserve its present relationships with suppliers, customers, and others having business relationships with them.

     (d) Corporation will not:(i) amend its articles of incorporation or by-laws, (ii) issue any shares of its capital stock, (iii) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued, or transferred from treasury, or (iv) agree to do any of the acts listed above.

     (e) Corporation will continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business. At the request of Buyer and at Buyer's sole expense, the amount of insurance against fire and other casualties that, at the Effective Date of this Agreement, Corporation carries on any of its properties or in respect of its operations shall be increased by such amount or amounts as Buyer shall specify. Buyer will cause loss payable endorsements to be added to all of the insurance policies listed on Exhibit 11, the cost, if any, of such endorsements to be borne by the Buyer.

     (f)  Corporation  will not do, or agree to do, any of the  following  acts:
          (i) grant any increase in salaries payable or to become payable by it, to any officer, employee, sales agent, or representative; or (ii) increase benefits payable to any officer, employee, sales agent, or representative under any bonus or pension plan or other contract or commitment.

     (g) Corporation will not, without Buyer's written consent, do or agree to do any of the following acts: (i) enter into any contract, commitment, or transaction not in the usual and ordinary course of its business;
          (ii) enter into any contract, commitment, or transaction in the usual and ordinary course of business involving an amount exceeding $0, individually, or $0 in the aggregate; (iii) make any capital expenditure in excess of $0 for any single item or $0 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $0; or (iv) sell or dispose of any capital assets with a net book value in excess of $0 individually, or $0 in the aggregate.

     (h) Corporation will not: (i) declare, set aside, or pay any dividend or make any distribution in respect of its capital stock; (ii) directly or indirectly purchase, redeem, or otherwise acquire any shares of its capital stock; or (iii) enter into any agreement obligating it to do either of the foregoing acts.

     (i)  Corporation  will not do, or agree to do, any of the  following  acts:
          (i) pay any obligation or liability, fixed or contingent, other than current liabilities; (ii) waive or compromise any right or claim; or
          (iii) cancel, without full payment, any note, loan, or other obligation owing to Corporation.

     (j) Corporation will not modify, amend, cancel, or terminate any of its existing contracts or agreements, or agree to do any of those acts.

     (k) At the request of Buyer, Corporation will document and describe any of its trade secrets, processes, or business procedures specified by Buyer, in form and content satisfactory to Buyer, subject to the provision of Section 6.01, below.

     5.02. Truth of Representations and Warranties. All representations and warranties of Selling Parties set forth in this Agreement and in any written statements delivered to Buyer by Selling Parties under this Agreement will also be true and correct as of the Closing Date as if made on that date.

     6. Buyer's Obligations Before Closing.
       -----------------------------------

     6.01. Information to Be Held in Confidence. Whether or not the Closing shall take place, Selling Parties waive any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential business information of Corporation from the Effective Date of this Agreement until the Closing Date, except for the intentional competitive misuse by Buyer or its representatives of such trade secrets or other confidential business information if the Closing does not take place. Notwithstanding the foregoing, Buyer agrees that unless and until the Closing has been consummated, it and its officers, directors, and other representatives will use their best efforts to hold in strict confidence, and not use to the detriment of any Shareholder or the Corporation, all data and information obtained in connection with this transaction or Agreement with respect to the Corporation's business. If the transactions contemplated by this Agreement are not consummated, Buyer will return to Selling Parties all the data and information that Selling Parties may reasonably request, including, but not limited to, worksheets, test reports, manuals, lists, memoranda, and other documents prepared by or made available to Buyer in connection with this transaction.

     7. Conditions Precedent to Buyer's Performance.
        -------------------------------------------

     7.01. Conditions Precedent. The obligations of Buyer to purchase the Shares under this Agreement are subject to the satisfaction, at or before the Closing, of all of the following conditions set forth in paragraphs (a) to (m). Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that such waiver shall be in writing and that no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if any Shareholder or the Corporation is in default of any of their representations, warranties, or covenants under this Agreement.

     (a) Except as otherwise permitted by this Agreement, all representations and warranties by each of the Selling Parties in this Agreement or in any written statement that shall be delivered to Buyer by any of them under this Agreement shall be true on and as of the Closing Date as though made at that time.

     (b) Selling Parties shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them, or any of them, on or before the Closing Date.

     (c) Until the Closing Date, there shall not have been any material adverse change in the financial condition or the results of operations of Corporation and the Corporation shall not have sustained any material loss or damage to its assets, whether or not insured, that materially affects its ability to conduct its business.

     (d) Buyer shall have received a certificate, dated the Closing Date, signed and verified by each Shareholder and by the Corporation's president and treasurer certifying, in such detail as Buyer and its counsel may reasonably request, that the conditions specified in paragraphs (a) through (c) have been fulfilled.

     (e) Buyer shall have received from Selling Parties, a statement dated the Closing Date, in form and substance satisfactory to Buyer, that:

          (i) Corporation is a corporation duly organized and validly existing and in good standing under the laws of the State of California and has all necessary corporate power to own its assets as now owned and operate its business as now operated;

          (ii) The authorized capital stock of Corporation consists of 10,000 shares of common stock --, of which 1,000 shares, and no more, are issued and outstanding. All outstanding shares are validly issued, fully paid, and nonassessable. To the best knowledge and belief of counsel, there are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Corporation to issue or transfer from treasury any additional shares of its capital stock. Corporation does not have any subsidiaries and does not own, directly or indirectly, any equity security of any corporation;

          (iii)This Agreement has been duly and validly authorized and, when executed and delivered by all Selling Parties, will be valid and binding on each of them and enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

          (iv) Shareholders are the owners, beneficially and of record, of all the issued and outstanding shares of the capital stock of Corporation, free and clear of all liens, encumbrances, equities, options, claims, charges, and restrictions and each Shareholder has full power to transfer such shares to Buyer without obtaining the consent or approval of any other person or governmental authority;

          (v) Except as otherwise disclosed to Buyer in writing, such counsel does not know of any suit, action, arbitration, or legal, administrative, or other proceeding or governmental investigation pending or threatened against or affecting Corporation or its business or assets, or financial or other condition;

          (vi) Neither the execution nor delivery of this Agreement nor the consummation of the transaction contemplated in this Agreement, will constitute: (a) a default under or violation or breach of Corporation's articles of incorporation, by-laws, or any indenture, license, lease, franchise, mortgage, instrument, or other agreement to which any of Selling Parties is a party, or by which they or the Corporation's assets may be bound; (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Corporation, or (c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of Corporation;

          (vii)Corporation has good and marketable title to all of its assets and properties, including those described in the exhibits to this Agreement, free and clear of all liens, encumbrances, equities, conditional sales contracts, security interests, charges, and restrictions, except as set forth in this Agreement or its exhibits.

               In rendering their opinion, counsel for Selling Parties may rely on certificates of officers and directors of Corporation as to factual matters.

          (f)  No  action,   suit,  or  proceeding   before  any  court  or  any
               governmental body or authority pertaining to the transaction contemplated by this Agreement or to its consummation shall have been instituted or threatened on or before the Closing Date.

          (g) Buyer shall have received from Corporation's President or Corporation's independent public accountant, a letter, dated the Closing Date, that on the basis of a limited review (not an audit) of the latest available accounting records of Corporation, consultations with other responsible officers of Corporation and the Shareholders, and other pertinent inquiries that they deem necessary, they have no reason to believe that during the period ending October 31, 2000 to a specified date, there was any change in the financial condition or results of the Corporation's operations, except changes incurred in the ordinary and usual course of its business during that period that in the aggregate are not materially adverse, and other changes or transactions, if any, contemplated by this Agreement.

          (h) The execution and delivery of this Agreement by Corporation, and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary corporate action, and Buyer shall have received copies of all resolutions pertaining to that authorization, certified respectively by the Corporation's secretary.

          (i) Buyer shall have received a tax clearance certificate for the Corporation, as of a date not more than ten (10) days before the Closing Date, from the State of California Franchise Tax Board.

          (j) Buyer shall have received a Certificate of Release from the State of California Employment Development Department stating that, as of a date not more than ten (10) days before the Closing Date, no contributions, interest, or penalties are due that department from Corporation.

          (k) All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Selling Parties and delivered to Buyer.

          (m) Employment agreements in the form set forth in Exhibit 2, dated the Closing Date, shall have been executed and delivered by each Shareholder to Buyer.

          (n) Except as otherwise requested by Buyer, Selling Parties shall have delivered to Buyer the written resignations of all the officers and directors of Corporation. Selling Parties will cause any other action to be taken with respect to these resignations that Buyer may reasonably request.

          (o) The form and substance of all certificates, instruments, opinions, and other documents delivered to Buyer under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

     8. Conditions Precedent to Selling Parties' Performance.
        ----------------------------------------------------

     8.01. Conditions Precedent. The obligations of Shareholders to sell and transfer the Shares under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions:

          (a) All representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer under this Agreement shall be true on and as of the Closing as though such representations and warranties were made on and as of that date.

          (b) Buyer shall have performed and complied with all covenants and agreements, and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

          (c) Buyer shall have furnished Selling Parties with an opinion, dated the Closing Date, of Lagerlof, Senecal, Bradley, Gosney & Kruse, LLP, counsel for Buyer, in form and substance satisfactory to Selling Parties and their counsel, to the effect that:

               (i) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has all requisite corporate power to perform its obligations under this Agreement;

               (ii) All  corporate   proceedings  required  by  law  or  by  the
                    provisions of this Agreement to be taken by Buyer on or before the Closing Date, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, have been duly and validly taken;

               (iii)Buyer has the  corporate  power and authority to acquire the shares for the consideration set forth in Section 1.02, above;

               (iv) Every  consent,  approval,  authorization,  or  order of any court or governmental agency or body that is required for the consummation by Buyer of the transactions contemplated by this Agreement has been obtained and will be in effect on the Closing Date;

               (v) The consummation of the transactions contemplated by this Agreement does not violate or contravene any of the provisions of any charter, by-law, or resolution of Buyer or of any indenture, agreement, judgment, or order to which Buyer is a party or by which Buyer is bound.

               In rendering their opinion, counsel for Buyer may rely on certificates of governmental authorities and on opinions of associate counsel.

          (d) The board of directors shall have duly authorized and approved the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill the obligations of Buyer to be performed under this Agreement on or before the Closing Date.

     9. Selling Parties' Obligations After Closing.
        ------------------------------------------

     9.01. Seller's Indemnity. Selling Parties, and each of them, shall indemnify, defend, and hold harmless Buyer from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, that it may incur or suffer, which arise, result from, or relate to any breach of, or failure by Selling Parties to perform, any of their representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Selling Parties under this Agreement, including Selling Parties' failure to disclose any liabilities payable by the Corporation.

     9.02. Notice Regarding Seller's Indemnity. Buyer shall promptly notify Selling Parties of the existence of any claim, demand, or other matter to which indemnification under Section 9.01 would apply, and shall give Selling Parties a reasonable opportunity to defend the same at Selling Parties' own expense and with counsel of Selling Parties' own selection; provided that Buyer shall at all times also have the right to fully participate in the defense at its own expense. If Selling Parties shall, within a reasonable time after this notice, fail to defend, Buyer shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account, and at the risk of Selling Parties. If the claim is one that cannot by its nature be defended solely by Selling Parties (including, without limitation, any federal or state tax proceeding), then Buyer shall make available and cause Corporation to make available all information and assistance that Selling Parties may reasonably request.

     9.03. Liquidated Damages. It is agreed that in the event of intentional and significant misrepresentation of the warranties known by the seller and set forth in Section 3.01 of this Agreement for which it would be impracticable or extremely difficult to fix the actual damages resulting to the Buyer from such breach, and, therefore, the Selling Parties, jointly and severally, agree to pay to Buyer, as liquidated damages, and not as a penalty, all amounts paid by Buyer to the Selling Parties until the date such breach is discovered, which amount represents a reasonable effort by the parties hereto to estimate a fair compensation for the foreseeable losses that might result from such a breach. In the event of an intentional misrepresentation of the aforesaid representations and warranties by the Selling Parties, the Buyer shall be entitled to set off against any sums that are owing or may become owing to the Selling Parties, whether by reason of the terms of this Agreement, or otherwise, the aforesaid liquidated damages.

     9.04. Non-Competition; Confidentiality. Each Shareholder agrees that if he or she resigns they will not at any time within the two-year period immediately following the Closing Date, directly or indirectly, engage in, or have any interest in any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise) that engages in, any activity that is the same as, similar to, or competitive with any activity now engaged in by Corporation (or any successor thereto) in any of those counties so long as Buyer or Corporation engages in such activity in such counties.

     The parties intend that the covenant contained in the preceding portion of this section shall be construed as a series of separate covenants, one for each county specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraph. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this section, then the unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

     Each  Shareholder  further agrees not to divulge,  communicate,  use to the detriment of Buyer or Corporation or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of Corporation, including personnel information, secret processes, know-how, customer lists, recipes, formulas, or other technical data. Each Shareholder acknowledges and agrees that any information or data he or she has acquired on any of these matters or items was received in confidence and as a fiduciary of Corporation.

     10. Buyer's Obligations After Closing.
         ---------------------------------

         10.01. Continuation of Employee Benefits. Buyer acknowledges that Selling Parties have advised Buyer of the employee benefits Corporation provides to its employees, including pension plan, annual vacations, and annual discretionary bonuses. Buyer understands that the discontinuance of any of these employment benefits might have a detrimental effect on employment relationships and on the business being acquired, but Buyer reserves the right after Closing to provide such employee benefits to Corporation's employees as it deems appropriate in its sole discretion.

     11. Termination; Default.
         -------------------

     11.01. Conditions Permitting Termination. Either party may terminate this Agreement on the Closing Date without liability to the other if:


          (a) Any bona fide action or proceeding is pending against either party on the Closing Date that could result in an unfavorable judgment, decree, or order that would prevent or make unlawful the carrying out of this Agreement; or

          (b) The legality and sufficiency of all steps taken and to be taken by the parties and their shareholders in carrying out this Agreement shall not have been approved by counsel as required by this Agreement; or

          (c) Any condition precedent of either party, as set forth herein, has not been satisfied or waived.


     11.02. Defaults Permitting Termination. If either Buyer or Selling Parties materially default in the due and timely performance of any of its or their warranties, covenants, or agreements under this Agreement, the non-defaulting party or parties may on the Closing Date give notice of termination of this Agreement, in the manner provided in Section 12.11. The notice shall specify with particularity the default or defaults on which the notice is based. The termination shall be effective three (3) days after the Closing Date, unless the specified default or defaults have been cured on or before this effective date for termination.

     11.03. Specific Performance and Waiver of Rescission Rights. Each party's obligation under this Agreement is unique. If any party should default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages. Accordingly, the non-defaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate. Notwithstanding any breach or default by any of the parties of any of their respective representations, warranties, covenants, or agreements under this Agreement, if the purchase and sale contemplated by it shall be consummated at the Closing, each of the parties waives any rights that it, he or she, may have to rescind this Agreement or the transaction consummated by it; provided, however, this waiver shall not affect any other rights or remedies available to the parties under this Agreement or under the law.

     12. Miscellaneous.
         -------------

     12.01. Costs of the Transaction. Each of the parties shall pay all costs and expenses it incurs or will incur in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement, including all attorneys' fees, accountants' fees and fees of any consultants any party may engage.

     12.02. No Broker. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of this transaction. Each party agrees to indemnify the other parties against and hold the other parties harmless from any brokerage or finder's fees arising from this transaction.

     12.03. Headings. The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.


     12.04. Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     12.05. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.06. Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

     12.07. Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns; provided, however, Buyer may not assign any of its rights under it, except to a wholly owned-subsidiary corporation of Buyer. No such assignment by Buyer to its wholly owned-subsidiary shall relieve Buyer of any of its obligations or duties under this Agreement.

     12.08. Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in San Diego, California in accordance with the Commercial Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. Arbitrators shall be persons experienced in negotiating and making and consummating acquisition agreements.

     12.09. Attorneys' Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' and accountants' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

     12.10. Nature and Survival of Representations and Obligations. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the Closing.

     12.11. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given or on the third (3rd) day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

                    To Selling Parties at:   Bioconnect
                                             541-A Birch St.
                                             Lake Elsinore, CA  92530


                    To Buyer at:             RF INDUSTRIES, LTD.
                                             7610 Miramar Rd.
                                             San Diego, CA  92126-4202

                                             Telephone: (858) 549-6340

                                             Facsimile: (858) 549-6345

                                             E-Mail: rfi@rfindustries.com

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.


     12.12. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California.

     12.13. Severability. In the event any paragraph, or paragraphs of this Agreement shall be declared to be illegal, unenforceable, or otherwise surplusage, then, nevertheless, all the remaining provisions of this Agreement shall remain in full force and effect.

     12.14. Preparation of Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     12.15. Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to Closing without the prior written consent of the other, which consent shall not be unreasonably conditioned, withheld or delayed; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable best efforts to advise the other parties prior to making the disclosure).

In witness whereof, the parties to this Agreement have duly executed it on the day and year first above written.



         "Corporation"                             "Buyer"

       BIOCONNECT, INC.                      RF INDUSTRIES, LTD.

       a California corporation              a Nevada corporation


       By: /s/ Richard Roberts               By: /s/ Howard F. Hill
         ----------------------------           --------------------------
         Richard Roberts, President             Howard F. Hill, President/CEO


       By: /s/  Leonard Malena               By: /s/ Terrie Gross
         ----------------------------          ---------------------------
          Leonard Malena, Secretary             Terrie Gross, Secretary

      By: /s/ Richard Roberts
        -------------------------------
         Richard Roberts, Individually

      By: /s/ Leonard Malena
        ------------------------------
         Leonard Malena, Individually

      By: /s/ Phillip Booker
        -----------------------------
         Phillip Booker, Individually

                                 SPOUSAL CONSENT

         The undersigned acknowledges that she has read the foregoing Agreement for Purchase and Sale of Stock and that she knows and approves of its contents. She is aware that by the terms of the Agreement, her husband's interest, and any community property interest she may possess, in the Shares conveyed thereunder will be transferred to the Buyer.

         The undersigned hereby consents to the transfer of the Shares owned by her husband to the aforementioned Buyer in accordance with the terms and conditions of the foregoing Agreement.


 Dated:   November 25, 2000              By: /s/  M. Catherine Malena
                                           ------------------------------
                                            M. Catherine Malena